EXHIBIT 23


               CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements of Johnson & Johnson on Form S-8 (File No. 33-52252, 33-40294, 33-40295, 33-32875, 33-7634, 033-59009,
333-38055,  333-40681, 333-26979 and 333-86611), Form  S-3  (File
No.  33-55977 and 33-47424) and Form S-4 (File No. 33-57583, 333-
00391,   333-38097,   333-30081  and   333-86611)   and   related
Prospectuses, of our report dated January 25, 1999, except as to the pooling of interests with Centocor, Inc. which is as of October 6, 1999, relating to the supplemental consolidated financial statements of Johnson & Johnson and subsidiaries as of January 3, 1999 and December 28, 1997, and for each of the three years in the period ended January 3, 1999, which report appears in this Current Report on Form 8-K.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York
December 13, 1999